Exhibit (b)(2)

Private & Confidential

November 30, 2007

Advanced Semiconductor Engineering, Inc.

Attention:	Mr. Joseph Tung, Chief Financial Officer

Subject:	Commitment Letter relating to a US$750 million NTD equivalent term facility for Advanced Semiconductor Engineering, Inc. dated as of September 4, 2007 (the “Commitment Letter”)

Dear Sir,

Citibank, N.A., Taipei Branch and Citigroup Global Markets Asia Limited (“Citi”) is pleased to confirm its agreement to amend the commitment termination date set out under Section 4.1 of the Commitment Letter from “December 3, 2007” to “March 3, 2008”, subject to your acceptance of the terms of this letter.  Unless otherwise defined in this letter, all defined terms as used herein shall have the same meaning as set out in the Commitment Letter.

1.	Amendments

In consideration of the representations to be given you as set out below, we are pleased to make the following amendments to the Mandate Letter:

•	Section 4.1 (Commitment Termination) of the Commitment Letter shall be amended so that the reference to the date “December 3, 2007” shall be replaced by “March 3, 2008”.

2.	Effective Date

2.1	Upon your acceptance of the terms of this letter (as evidenced by your signature hereunder),

(a)	you will be deemed to have repeated the representations set out in Section 7 of the Commitment Letter on such date;

(b)	you will be deemed to have warranted that each the relevant persons signing this letter has the full power and authority to do so for and on behalf of the respective Companies; and

(c)
the Commitment Letter will be deemed to have been amended as contemplated in this letter and shall be read and construed accordingly with effect from the date of your acceptance of this letter so that our engagement under the Commitment Letter shall be deemed to have continued accordingly.

2.2
Except as expressly modified hereby, all the provisions under the Commitment Letter, including but not limited to section 3.6 (Market Flex), shall remain unchanged and continue in full force and effect.

3.	Governing Law

Section 8 of the Commitment Letter shall apply in this letter as if incorporated in full with references to “the Document” to be read as a reference to “this Letter”.

Please indicate your acceptance of the provisions hereof by signing the enclosed duplicate copy of this letter in the space provided below, and returning it to Joyce Shen.

Yours faithfully,
for and on behalf of
Citibank, N.A., Taipei Branch

/s/ Christie Chang
Christie Chang
Managing Director

for and on behalf of
Citigroup Global Markets Asia Limited

/s/ Vivian Tan
Vivian Tan
Director

We hereby accept and agree to the above terms.

ACCEPTED AND AGREED
this 30th day of November, 2007

For and on behalf of
Advanced Semiconductor Engineering, Inc.

By:	/s/ Joseph Tung

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